UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2017

Commission file number 000-23446

SUGARMADE, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3008888
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

167 N. Sunset Ave., City of Industry, CA	91744
(Address of principal executive offices)	(Zip Code)

(888) 982-1628
(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Sugarmade Inc., a Delaware corporation (the “Company”) makes the following disclosures pursuant to Regulation FD.

On March 1, 2017, the Company plans to respond to numerous investor inquiries concerning the status of its rollout Sriracha Seasoning Stix. Thus, the Company believes some of the information may constitute a material event pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934. Management plans to update investors as follows:

Representatives and license partners of the Company are in process of final inspection of one of the chosen contract manufacturing facilities and equipment is currently being delivered and installed in the satellite manufacturing facility located in Los Angeles. On February 10, 2017, the Company signed a lease for an approved culinary manufacturing facility, located in Los Angeles, CA, in support of the planned launch. The Company expects manufacturing equipment to be operational in Los Angeles during the week of March 5, 2017.

Investors have asked numerous questions concerning advanced website sign ups for product samples and free shipping upon launch of Sriracha Seasoning Stixs. Thus far, the Company has received 76,000 sign ups for free samples or free shipping. Management believes recent positive press covering the pending product launch has fueled the large increases in sign ups. The Company is not prepared to announce an availability date at this time, but is expecting to begin production during the month of March 2017, with a product launch occurring very shortly thereafter.

Management of the Company plans to discuss the above information with investors over the coming days in response to numerous inquiries.

The Company is making this Regulation FD Disclosure as it believes the above is a material event pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934. Members of the Company’s management team will likely be presenting and discussing various aspects of the agreement with suppliers, distributors and other marketing and/or financial partners of the Company over the coming days and weeks .

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: March 2, 2017	By:	/s/ Jimmy Chan
Name: Jimmy Chan
Title: Chief Executive Officer

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